Exhibit 11

                            SARNIA CORPORATION
            Statement Re:  Computation of Per Share Earnings
            (Unaudited - in thousands, except per share data)

                                                   For the Three-Month
                                               Periods Ended September 30,
                                               ----------------------------
                                                    1998           1997
                                               -------------  -------------

NET INCOME APPLICABLE TO
 COMMON STOCK . . . . . . . . . . . . . . .    $         30   $          9
                                               =============  =============
Weighted average common shares
 outstanding. . . . . . . . . . . . . . . .       4,572,545      4,572,545
                                               =============  =============


NET INCOME PER SHARE - BASIC. . . . . . . .    $       0.01   $        ---
                                               =============  =============


Common shares from above. . . . . . . . . .       4,572,545      4,572,545
Assumed exercise of options (treasury
 stock method). . . . . . . . . . . . . . .         113,784         31,942
                                               -------------  -------------

                                                  4,686,329      4,604,487
                                               =============  =============

NET INCOME PER SHARE -
  DILUTED . . . . . . . . . . . . . . . . .    $       0.01   $        ---
                                               =============  =============